Exhibit 99.2

FOR IMMEDIATE RELEASE

PRESS RELEASE 18-22

Starry Announces Adjustment to Warrant Exercise Price

Boston, Mass. (April 25, 2022) – Starry Group Holdings, Inc. (the “Company” or “Starry”) today announced that in accordance with the terms of the warrant agreement governing (the “Warrant Agreement”) its outstanding warrants (CUSIP number 85572U 110) (the “Warrants”) to purchase 1.2415 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), the warrant exercise price will be reduced from $11.50 per 1.2415 shares to $9.13 per 1.2415 shares. In addition, the Company announced the adjustment of the $18.00 per share redemption trigger price described in the Warrant Agreement to $14.29 per share and the adjustment of the $10.00 per share redemption trigger price described in the Warrant Agreement to $7.94 per share. Each of these adjustments was effective as of the close of trading on April 22, 2022.

These adjustments were required pursuant to the Warrant Agreement as a result of the Company issuing shares of its Class A common stock and securities exchangeable for shares of Class A common stock at an issue price of $7.50 per share for capital raising purposes in connection with the closing of its business combination with FirstMark Horizon Acquisition Corp.

###

About Starry Group Holdings, Inc.

At Starry (NYSE: STRY), we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, wideband hybrid-fiber fixed wireless technology, Starry is deploying gigabit capable broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and making affordable connectivity and digital equity a priority. Headquartered in Boston, Starry is currently available in Boston, New York City, Los Angeles, Washington, DC, Denver and Columbus, OH. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

Contacts:

Investors Relations	Media Contact

Ben Barrett, Starry	Mimi Ryals, Starry

bbarrett@starry.com	mryals@starry.com

investors@starry.com	press@starry.com